Exhibit 5.1

Karen E. Deschaine

+1 858 550 6088

kdeschaine@cooley.com

January 14, 2020

ArTara Therapeutics, Inc.

1 Little West 12th Street

New York, NY 10014

Re:  Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ArTara Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,267,999 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), including (a) 1,048,300 shares of Common Stock (the “2014 Shares”) pursuant to the Proteon Therapeutics, Inc. Amended and Restated 2014 Equity Incentive Plan, as amended (the “2014 Plan”) and (b) 219,699 shares of Common Stock (together with the 2014 Shares, the “Shares”) pursuant to the ArTara Subsidiary, Inc. 2017 Equity Incentive Plan (together with the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, the Certificate of Designation for the Series 1 Convertible Non-Voting Preferred Stock, and the Company’s Second Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

COOLEY LLP   4401 EASTGATE MALL   SAN DIEGO, CA   92121
T: (858) 550-6000  F: (858) 550-6420  COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Karen E. Deschaine
Karen E. Deschaine

COOLEY LLP   4401 EASTGATE MALL   SAN DIEGO, CA   92121
T: (858) 550-6000  F: (858) 550-6420  COOLEY.COM